UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2)).

☑	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material under §240.14a-12.

KIRKLAND’S, INC.

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Robert E. Alderson

President and Chief Executive Officer

April 30, 2012

Dear Shareholder:

It is my pleasure to invite you to attend our Annual Meeting of Shareholders. The meeting will be held on May 30, 2012 at 9:00 a.m. Central Time at The Hutton Hotel, 1808 West End Avenue, Nashville, Tennessee. The Notice of Annual Meeting and Proxy Statement accompanying this letter describes the business to be conducted at the meeting.

If you plan to attend the meeting and you hold your shares in registered form and not through a bank, brokerage firm or other nominee, please mark the appropriate box on your proxy card. If you plan to attend and your shares are held by a bank, brokerage firm or other nominee, please send written notification to our Investor Relations Department, Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, Tennessee, 37214, Attention: W. Michael Madden, and enclose evidence of your ownership (such as a letter from the bank, brokerage firm or other nominee confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.

It is important that your shares be represented at the meeting, regardless of the number you may hold. Whether or not you plan to attend, if you hold your shares in registered form, please sign, date and return your proxy card as soon as possible. If, on the other hand, you hold your shares through a bank, brokerage firm or other nominee, please sign, date and return to your bank, brokerage firm or other nominee the enclosed voting instruction form, or if you prefer, you can vote by telephone or through the Internet in accordance with instructions set forth in the enclosed voting instruction form.

I look forward to seeing you on May 30.

Sincerely,

Robert E. Alderson

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 30, 2012

9:00 a.m. Central Daylight Time

The Hutton Hotel

1808 West End Avenue

Nashville, Tennessee

April 30, 2012

Dear Shareholder:

You are invited to the Annual Meeting of Shareholders of Kirkland’s, Inc. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

•	Elect three directors, Steven J. Collins, R. Wilson Orr, III and Miles T. Kirkland, each for a term of three years;

•	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm;

•	Hold an advisory vote on executive compensation; and

•	Vote on any other business properly brought before the meeting.

Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card or voting instruction form whether or not you plan to attend the meeting; or if you prefer and if you hold your shares through a bank, brokerage firm or other nominee, please follow the instructions on the enclosed voting instruction form for voting by Internet or by telephone whether or not you plan to attend the meeting in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 30, 2012.

THE NOTICE AND PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT http://ir.kirklands.com/Annual_Meeting

By order of the Board of Directors,

W. Michael Madden
Senior Vice President,
Chief Financial Officer and Secretary

IMPORTANT

It is important that your shares be represented at the Annual Meeting. You are cordially invited to attend the Annual Meeting in person. If you plan to attend the Annual Meeting, you must have an admission ticket or other proof of share ownership as of the record date. Please note that the doors to the Annual Meeting will open at 8:30 a.m. and will close promptly at 9:00 a.m.

You will not be admitted to the Annual Meeting without proper identification (such as a driver’s license or passport) and either proof of your ownership of Kirkland’s common stock or proof that you hold a valid proxy from a shareholder who held Kirkland’s common stock as of the record date of the Annual Meeting.

Registration will begin at 8:30 a.m., Central Daylight Time. Please allow ample time for check-in. Please bring proper identification and evidence of either your stock ownership or the grant of any valid proxy you hold with you in order to be admitted to the Annual Meeting. If your shares (or the shares of the shareholder who granted you the proxy) are held in the name of a bank, broker, or other nominee holder and you plan to attend the Annual Meeting in person, please bring a copy of your broker statement, the proxy card mailed to you by your bank or broker or other proof of ownership of Kirkland’s common stock (or the equivalent proof of ownership as of the close of business on the record date of the shareholder who granted you the proxy). For information on requirements relating to voting your shares in person at the Annual Meeting, see “Item I — Information About Voting” on page 1of the accompanying Proxy Statement.

Cameras, cell phones, recording equipment, and other electronic devices will not be permitted at the meeting.

i

I. INFORMATION ABOUT VOTING

Solicitation of Proxies

Our Board of Directors is soliciting proxies for use at our annual meeting of shareholders to be held on May 30, 2012 (the “Annual Meeting”) and any adjournments of that meeting. We first mailed this proxy statement, the accompanying form of proxy and our Annual Report to Shareholders for our fiscal year ending January 28, 2012 (“fiscal 2011”) on or about April 25, 2012.

Agenda Items

The agenda for the Annual Meeting is to:

1. Elect three directors;

2. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm; and

3. Hold an advisory vote on executive compensation.

4. In addition, other business properly brought before the meeting will be conducted.

Who Can Vote

You can vote at the Annual Meeting if you are a holder of our common stock, no par value per share (“Common Stock”), on the record date. The record date is the close of business on April 2, 2012. You will have one vote for each share of Common Stock. As of April 2, 2012, there were 18,295,195 shares of Common Stock outstanding and entitled to vote.

How to Vote

For Shares Held Directly in the Name of the Shareholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of two ways:

•	In Person. If you choose to vote in person, you can come to the Annual Meeting and cast your vote in person; or

•

Voting By Mail.    If you choose to vote by mail, complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of each of the proposals presented at the Annual Meeting.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may vote your shares in any one of three ways:

•

In Person.    If you choose to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote at the Annual Meeting. You can then come to the Annual Meeting and cast your vote in person;

•

Voting By Mail.    If you choose to vote by mail, complete and return to your bank, brokerage firm or other nominee the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•

Voting By Telephone or Internet.    If you choose to vote by telephone or Internet, vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee.

Use of Proxies

Shareholders of record receive the proxy materials, including a proxy card, from the Company, whereas shareholders who beneficially own their shares through a bank or brokerage firm in “street name” will receive the proxy materials, together with a voting instruction form, from the bank or broker. If you are a shareholder of record, unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the nominees for director, FOR the approval of Ernst & Young LLP as the Company’s independent registered public accountant for fiscal 2012, and FOR the ratification of the compensation of the named executive officers, as disclosed in this proxy statement, pursuant to an advisory vote on executive compensation. We do not now know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the proxies according to their best judgment.

Shareholders who hold their shares in street name should refer to “Broker Non-Votes” below for information concerning the voting of their shares on any matter for which they do not provide instructions to their bank or broker, either by returning a completed, dated and signed voting instruction form in the envelope provide, or by telephone or Internet as provided elsewhere herein.

Quorum Requirement

We need a quorum of shareholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the Annual Meeting either attend the Annual Meeting in person or are represented by proxy. Broker non-votes and votes withheld are counted as present for the purpose of establishing a quorum.

Vote Required for Action

Directors are elected by a plurality vote of shares present in person or represented by proxy at the Annual Meeting. The ratification of E&Y as our independent registered public accountants for fiscal 2012, the advisory vote on executive compensation, and any other actions properly presented at the Annual Meeting are approved if the votes cast in favor of the action exceed the votes cast opposing the action, unless the question is one upon which a larger or different vote is required by express provision of law or by our charter or bylaws. Shares represented by proxies that withhold authority to vote for the election of directors will not be counted in the election of directors in favor of any nominee and will have no effect on the director election.

Shares represented by proxies that are properly marked “abstain” will be counted for purposes of determining the presence of a quorum at the 2012 Annual Meeting. Shares represented by proxies that abstain from voting on the ratification of E&Y as our independent registered public accountant for fiscal 2012 or the advisory vote on executive compensation will not have any effect on the outcome of those votes.

Broker Non-Votes

A broker non-vote occurs when banks or brokerage firms holding shares on behalf of a shareholder do not receive voting instructions from the beneficial owner of the shares by a specified date before the Annual Meeting and do not have discretionary authority to vote those undirected shares on specified matters under applicable stock exchange rules. The uncontested election of directors and the advisory vote related to executive compensation are considered non-routine matters and discretionary voting on these matters is prohibited. As a result, if you are a beneficial owner and hold your shares in street name, and do not give your broker or other nominee instructions on how to vote your shares with respect to the election of directors or the advisory vote on executive compensation, no votes will be cast on your behalf with respect to those proposals. The ratification of auditors is still a discretionary matter, so your broker or nominee will be permitted to exercise discretionary authority to vote your shares with respect to the ratification of our selection of E&Y as our independent registered public accounting firm even if you do not give your broker or other nominee instructions on how to vote your shares with respect to that proposal. Shares with respect to which brokers do not have authority to vote may still be counted in determining whether a quorum is present.

Because the Company has a plurality voting standard for the election of directors, and the other proposals will be approved if the votes cast in favor of the action exceed the votes cast opposing the action, broker non-votes will have no effect on the outcome of the vote on any of the proposals.

Revoking a Proxy or Changing Your Vote

For Shares Held Directly in the Name of the Shareholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Submitting a later-dated proxy by mail;

•	Sending a written notice to the Secretary of Kirkland’s. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting to:

Kirkland’s, Inc.

2501 McGavock Pike, Suite 1000

Nashville, TN 37214

Attention: W. Michael Madden

 Senior Vice President, Chief Financial Officer and Secretary

; or

•

Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered proxy.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may change your vote at any time by:

•	Submitting a later-dated voting instruction form by mail to your bank, brokerage firm or other nominee;

•	Submitting a later-dated telephone or Internet vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•

Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your voting instructions to your bank, brokerage firm or other nominee. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered voting instructions. In order, however, to vote your shares at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from your bank, brokerage firm or other nominee to be able to vote at the Annual Meeting.

II. THE PROPOSALS TO BE VOTED ON

Proposal 1 — Election of Directors

Our Board of Directors consists of three classes of directors, including one class of three directors and two classes of two directors. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. Currently, there are seven incumbent directors, consisting of three in Class I whose terms will expire at this Annual Meeting, two in Class II whose terms will expire at the 2013 Annual Meeting, and two in Class III whose terms will expire at the 2014 Annual Meeting.

The nominees for director this year are Steven J. Collins, R. Wilson Orr, III and Miles T. Kirkland. Information about the nominees, the continuing directors and the Board of Directors is contained in the next section of this proxy statement entitled “Board of Directors.”

The Board of Directors expects that each of the nominees will be able and willing to serve as directors. If any nominee is not available, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote “FOR” the election of Steven J. Collins, R. Wilson Orr, III and Miles T. Kirkland to the Board of Directors.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

Our audit committee (the “Audit Committee”) has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year 2012. In deciding to engage E&Y, our Audit Committee noted that there were no auditor independence issues raised with E&Y.

Our Board of Directors recommends that the shareholders ratify the selection of E&Y as our independent registered public accounting firm. This appointment will be submitted to our shareholders for ratification at the Annual Meeting. The submission of the appointment of E&Y is required neither by law nor by our bylaws. Our Board of Directors is nevertheless submitting it to our shareholders to ascertain their views. If our shareholders do not ratify the appointment, the selection of another independent registered public accounting firm will be considered by our Board of Directors. If E&Y shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, our Board of Directors will appoint another independent registered public accounting firm.

Our Audit Committee reviews audit and non-audit services performed by E&Y, as well as the fees charged by E&Y for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the Audit Committee and its activities with E&Y can be found in the following sections of this proxy statement: “Board Committees: Audit Committee,” at page 8, and “Audit Committee Report” at page 29. For additional information about E&Y see “Independent Registered Public Accounting Firm” on page 29 of this proxy statement.

The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2012.

Proposal 3 — Advisory Vote Related to Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis” on page 15, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of strategic goals and the realization of increased shareholder value. Please read the “Executive Compensation — Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting.

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory and is therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote “FOR” this Proposal 3 to ratify the compensation of the named executive officers as disclosed in this proxy statement.

III. BOARD OF DIRECTORS

Nominees for Director

Class I — Term Expiring in 2015

Steven J. Collins

Principal Occupation:    Managing Director of Advent International, a private equity investment firm.

Age:    43

Director Since:    2004

Mr. Collins has been a director of Kirkland’s, Inc. since November 2004. Mr. Collins is a Managing Director of Advent International. Mr. Collins joined Advent in 1995 and rejoined after graduate school in 2000. Mr. Collins served as Kirkland’s Chief Financial Officer from January 1997 to February 1998 and its Treasurer from January 1998 to December 1998. Before joining Kirkland’s, Mr. Collins was an Associate at Advent International from 1995 to 1997. Mr. Collins also serves on the Board of Directors of Party City Holdings, Inc. and several privately held businesses and served on the board of lululemon athletica inc. through June 2009. Mr. Collins received a B.S. from the Wharton School of the University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Collins brings substantial retail experience to our Board (from his role at Party City and lululemon athletica in particular), and contributes insight into appropriate Board roles and corporate governance issues based on the directorships he has held and continues to hold.

R. Wilson Orr, III

Principal Occupation:    Chairman of the Board of Kirkland’s; Managing Partner of SSM Partners, a private equity investment firm, and a principal of SSM Corporation.

Age:    49

Director Since:    1996

Mr. Orr has been Chairman of our Board of Directors since March 2006. Since 1993, Mr. Orr has been a Managing Partner of SSM Partners, a private equity investment firm, and a principal of SSM Corporation. He joined SSM Corporation in 1988 as a Vice President. From 1984 to 1988, he worked in corporate lending at Chemical Bank. Mr. Orr’s background in private equity and corporate lending enables him to contribute to the Board’s long-term strategic planning.

Miles T. Kirkland

Principal Occupation:    Senior Research Analyst and Associate Portfolio Manager with Mastrapasqua Asset Management, a private asset management firm.

Age:    40

Director Since:    2008

Since 2010, Mr. Kirkland has been a Principal with Mastrapasqua Asset Management, a private asset management firm, where he previously served as a Senior Research Analyst and Associate Portfolio Manager from 2007 to 2010. He joined Mastrapasqua Asset Management in 2000 as a Research Analyst. Before joining Mastrapasqua, he spent three years working with Kirkland’s in store operations. He received a B.A. in English from The University of the South in 1994 and an M.B.A. from Vanderbilt University Owen Graduate School of Management in 2000. Mr. Kirkland is also a CFA Charterholder. Mr. Kirkland brings to the Board his experience as an employee of Kirkland’s (in store operations), as well as his general business experience, which enable him to accurately assess our performance and advise on new strategies.

Directors Continuing in Office

Class III — Term Expiring in 2014

Robert E. Alderson

Principal Occupation:    President and Chief Executive Officer of Kirkland’s

Age:    65

Director Since:    1986

Mr. Alderson has been a Director of Kirkland’s since September 1986 and has been Chief Executive Officer of Kirkland’s since February 2006. He also served as Chief Executive Officer of Kirkland’s from March 2001 to May 2005. He currently serves as President of Kirkland’s, and he also served as President from February 2006 to March 2006 and as President from November 1997 to May 2005. He served as Chief Operating Officer of Kirkland’s from November 1997 through March 2001 and as Vice President or Senior Vice President of Kirkland’s since joining in 1986 through November 1997. He also served as Chief Administrative Officer of Kirkland’s from 1986 to 1997. Prior to joining Kirkland’s, Mr. Alderson was a senior partner at the law firm of Menzies, Rainey, Kizer & Alderson. Mr. Alderson represents our management and their views to the Board; his deep understanding of our business from his 25 years of experience with Kirkland’s enables him to keep the Board fully informed of developments throughout the Company.

Carl T. Kirkland

Principal Occupation:    Retired Co-Founder of Kirkland’s, Inc.

Age:    71

Director Since:    1966

Mr. Kirkland has served as a director of the Company since he co-founded Kirkland’s in 1966 and he served as Chief Executive Officer from 1966 through March 2001 and President from 1966 through November 1997. Mr. Kirkland also served as Chairman of the Board from June 1996 to November 2004. He has over 45 years of experience in the retail industry. Mr. Kirkland also serves on the Board of Directors of Hibbett Sporting Goods, Inc. Mr. Kirkland brings to the Board a knowledge of the history and evolution of Kirkland’s from its inception; his experience as a long-standing director of another retailer, Hibbett Sporting Goods, also informs his understanding of the business and its place in the context of the retail sector.

Class II — Term Expiring in 2013

Murray M. Spain

Principal Occupation:    Retired Co-Founder of Dollar Express, Inc.

Age:    68

Director Since:    2001

Mr. Spain was the co-founder of Dollar Express, Inc. and acted as its President and Chief Operating Officer from its inception in 1961 until May 2000, when Dollar Express merged with Dollar Tree Stores, Inc. At that time, Dollar Express was a chain of 126 retail stores in five states. Mr. Spain graduated from Temple University with a BA in accounting in 1965. Mr. Spain’s extensive experience in managing a retail business and operating over one hundred stores over 5 states enables him to evaluate our business and identify potential opportunities for growth and improvement.

Ralph T. Parks

Principal Occupation:    President of RT Parks, Inc., a retailer of New Balance® footwear and apparel.

Age:    66

Director Since:    2004

Mr. Parks served as the interim Chief Executive Officer of Heelys, Inc. from February 2008 until May 2008, but has otherwise been retired since 1999 after a 34-year career in the retail industry, including eight years as Chief Executive Officer of Footaction, USA, an athletic footwear and apparel retailer. Since 2002, he has served as President of RT Parks, Inc., a retailer of New Balance® footwear and apparel. Mr. Parks also serves on the Board of Directors of Hibbett Sporting Goods, Inc. and the Board of Directors of Heelys, Inc. Mr. Parks’ experience in the retail industry — both in the board room and as an executive officer — contributes to the Board’s ability to assess our performance and to develop appropriate oversight mechanisms and initiatives.

IV. INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board of Directors of the Company is led by a Chairman of the Board and chairmen of the various Board committees. The Company has determined that it is appropriate for the Chairman of the Board to be an independent director, so that the same person does not fill the roles of chairman and chief executive officer. While such a dual role is permitted, the Company desires to establish a measure of board independence by appointing an independent director to serve as Chairman of the Board. If the CEO or another insider ever serves as Chairman of the Board in the future, we would anticipate that a Lead Independent Director, elected by the independent directors, would preside over executive sessions of the independent directors. In addition to preserving the independence of the Board of Directors as a whole, each of the committees of the Board of Directors is chaired by an independent director (and is comprised only of independent directors), in accordance with applicable exchange rules. The Board of Directors believes its current structure and operation, as described herein, properly safeguards the independence of the Board of Directors.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that covers its directors, officers and employees. This Code of Business Conduct and Ethics may be found on the Company’s investor website at www.kirklands.com under “Investor Relations — Corporate Governance.”

Board Independence

Consistent with the listing standards of The Nasdaq Stock Market (“Nasdaq”) and the regulations promulgated by the Securities and Exchange Commission (“SEC”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant transactions and relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that the following directors, constituting a majority of the Company’s directors, are independent directors within the meaning of the applicable Nasdaq listing standards: Steven J. Collins, Carl T. Kirkland, R. Wilson Orr, III, Ralph T. Parks, Miles T. Kirkland, and Murray M. Spain. The Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board of Directors and Committee Meetings

During fiscal 2011, the Board of Directors held five regular meetings. All directors attended every meeting of the Board of Directors and all committees of the Board of Directors on which they served. While the Company encourages all members of the Board of Directors to attend annual meetings of the Company’s shareholders, there is no formal policy as to their attendance. All members of the Board of Directors attended the 2011 annual meeting of shareholders.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.

Audit Committee

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee. A copy of this charter is available on the Company’s investor website under “Investor Relations — Corporate Governance.” The principal duties of the Audit Committee, among other things, are to:

•	review and reassess the adequacy of the Audit Committee and its charter not less than annually and recommend any proposed changes to the Board for consideration and approval;

•

review with management and the Company’s independent public accountants the Company’s audited financial statements and related footnotes, and the clarity of the disclosures in the financial statements;

•	meet periodically with management and the Company’s independent public accountants to review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures;

•	review and discuss quarterly reports from the Company’s independent public accountants regarding all critical accounting policies and practices to be used;

•

obtain from the Company’s independent public accountants their recommendation regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and the correction of controls deemed to be deficient;

•	pre-approve all auditing services and permitted non-audit services (including the fees for such services and terms thereof) to be performed for the Company by its independent public accountants;

•

adopt procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	establish, review and update policies for approving related party transactions; and monitor implementation of such policies; and

•	review and approve any transactions between the Company and related parties.

Members:    Mr. Orr (Chairman), Mr. Parks, Mr. M. Kirkland and Mr. Spain. All of the members of the Audit Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the SEC’s rules and regulations. However, the Board of Directors believes that each of the members of the Audit Committee has demonstrated that he is able to read and understand fundamental financial statements, including the Company’s balance sheets, statements of operations and statements of cash flows. Because the Board of Directors believes that the current members of the Company’s Audit Committee are qualified to carry out all of the duties and responsibilities of the Company’s Audit Committee, the Board does not believe that it is necessary at this time to actively search for an outside person to serve on the Board of Directors who would qualify as an audit committee financial expert.

Number of Meetings in fiscal 2011:    9

Compensation Committee

The Board of Directors has adopted a written charter that outlines the duties of the Compensation Committee. A copy of this charter is available on the Company’s investor website under “Investor Relations – Corporate Governance.” Under the terms of its charter, the Compensation Committee is directly responsible for establishing compensation policies for our executive officers. The principal duties of the Compensation Committee, among other things, are to:

•

review and recommend to the Board of Directors the annual salary, bonus, stock compensation and other benefits, direct and indirect, of the Company’s executive officers, including the Chief Executive Officer and Chief Financial Officer;

•	review and provide recommendations to the Company regarding compensation and bonus levels of other members of senior management;

•	review and recommend to the Board of Directors new executive compensation programs;

•	grant awards under our equity incentive plans and establish the terms thereof;

•	review and recommend to the Board of Directors the terms of any employment agreement executed by the Company with an executive officer of the Company;

•	review and recommend to the Board of Directors the appropriate structure and amount of compensation for the Directors;

•	oversee all matters relating to the outcome of shareholder advisory votes on executive compensation, including recommending the frequency of such advisory votes to the Board of Directors;

•

oversee the appropriate Committee response to a say-on-pay vote that does not achieve the required vote and, based on such result, determine if any compensation arrangement subject to such advisory voting should be modified;

•	review and approve material changes in the Company’s employee benefit plans; and

•	where applicable, employ a compensation consultant that reports directly to the committee to assist in the evaluation of our executive compensation programs.

Members:    Mr. Collins (Chairman), Mr. Spain and Mr. Orr. All of the members of the Compensation Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

Number of Meetings in fiscal 2011:    3

Governance and Nominating Committee

The Board of Directors has adopted a written charter that outlines the duties of the Governance and Nominating Committee. A copy of this charter is available on the Company’s investor website under “Investor Relations — Corporate Governance.” The principal duties of the Governance and Nominating Committee, among other things, are to:

•

Review and make recommendations on the range of skills and expertise which should be represented on the Board of Directors, and the eligibility criteria for individual Board of Directors and committee membership;

•	identify and recommend potential candidates for election or re-election to the Board of Directors;

•	implement a policy and procedures with regard to the consideration of any director candidates recommended by security holders; and

•	review and recommend to the Board of Directors the appropriate structure of Board committees, committee assignments and the position of chairman of each committee.

Members:    Mr. Parks (Chairman), Mr. Orr, Mr. Collins and Mr. Spain. All of the members of the Governance and Nominating Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

Number of Meetings in fiscal 2011:    3

Director Nomination Process

The Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its shareholders. The Governance and Nominating Committee will consider nominees for election to the Board of Directors that are recommended by shareholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in compliance with the procedures outlined on page 31 under the heading “Shareholder Proposals for the 2013 Annual Meeting.” The Governance and Nominating Committee applies the same criteria to nominees recommended by shareholders as discussed above.

While the Governance and Nominating Committee does not have a specific diversity policy relating to the composition of the Board of Directors, the Board of Directors does value diversity. The Board of Directors considers a number of diversity factors in evaluating director candidates including, without limitation, professional experience, education, race, gender and national origin, but does not assign any particular weight or priority to any particular factors. Instead, the Board of Directors considers each individual candidate in the context of the current perceived needs of the Board as a whole.

In identifying prospective director candidates, the Governance and Nominating Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Governance and Nominating Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Governance and Nominating Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Governance and Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Governance and Nominating Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, our Board focuses primarily on the information discussed in each director’s biographical information set forth on pages 5 to 7. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business endeavors, which further qualify them for service as members of the Board.

In 2011, this process resulted in the Governance and Nominating Committee’s recommendation to the Board, and the Board’s nomination, of the three incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

Board Role in Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board of Directors exercises its risk oversight function through the full Board of Directors and each of its committees. The Audit Committee of the Board of Directors takes an active risk oversight role by meeting with the Company’s senior management team on a regular basis and reviewing and approving key risk policies and risk tolerances. The Audit Committee is responsible for ensuring that the Company has in place a process for identifying, prioritizing, managing, and monitoring its critical risks. Furthermore, the Board, with input from the Audit Committee, regularly evaluates our management infrastructure, including personnel competencies and technologies and communications, to ensure that key risks are being properly evaluated and managed. Finally, the Compensation Committee of the Board reviews any risks associated with the Company’s compensation practices. In the Compensation Committee’s view, our compensation policies do not encourage risk-taking, in part because the compensation packages are weighted towards long-term vesting equity as opposed to cash or immediately vested equity awards.

Board of Directors Compensation

Retainer and Fees for Employee Directors

Any director who is also one of our employees does not receive any additional compensation for his or her service as a director of Kirkland’s.

Retainer and Fees for Non-employee Directors

After consideration of the Company’s compensation policy for non-employee directors, a comparison of this policy to the policies of other peer companies, and the outcome of shareholder advisory vote regarding executive compensation which was held at our fiscal 2011 annual meeting of shareholders, the Compensation Committee approved the following compensation for non-employee directors for their service effective commencing in fiscal 2011:

Cash Compensation.    Each non-employee director is paid an annual retainer of $30,000, as well as $1,000 for each board meeting attended in person. In addition to the foregoing retainer and meeting fees, our non-employee Chairman of the Board receives an additional annual retainer of $30,000.

Equity Compensation.    On the date of each Annual Meeting of Shareholders, each person serving as a non-employee director at the conclusion of the meeting receives an annual grant of 4,000 restricted stock units (“RSUs”), each representing the right to receive one share of our common stock upon vesting. The RSUs vest one-year from the date of grant (or on a pro-rata basis relative to the termination date if the director’s service to the Company terminates prior to the one-year anniversary of the grant date). In the event of a Change in Control, the Company reserves the right to substitute cash or other substitute consideration for the right to receive shares hereunder, provided that at the time of that Change in Control, such substitute consideration has a value (as reasonably determined by the Board) equal to the then current Fair Market Value of the shares subject hereto and provided further that such substitute consideration vests and becomes payable on the same basis as provided herein with respect to these Units and the Shares subject hereto (or on such accelerated basis as may then be determined by the Board, in its discretion).

Board Committees.    Each non-employee director who is a member of our Audit Committee is paid an annual retainer of $10,000 and the Chairman of the Audit Committee receives an annual retainer of $20,000. Each non-employee director who is a member of our Compensation Committee receives an annual retainer of $7,500 and the Chairman of the Compensation Committee is paid an annual retainer of $15,000. Each non-employee director who is a member of the Governance and Nominating Committee is paid an annual retainer of $2,500 and the Chairman of the Governance and Nominating Committee receives an annual retainer of $5,000.

Director Compensation Table

The following table provides information about all compensation earned in fiscal 2011 by the individuals who served on our Board of Directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Murray M. Spain	54,000	49,320	103,320
Ralph T. Parks	49,000	49,320	98,320
Steven J. Collins	51,500	49,320	100,820
R. Wilson Orr, III	94,000	49,320	143,320
Miles T. Kirkland	44,000	49,320	93,320
Carl T. Kirkland	34,000	49,320	83,320

(1)	As a part of our Board of Directors compensation package, each non-employee member of the Board of Directors was granted 4,000 RSUs on June 1, 2011. The RSUs will vest one-year from the date of grant (or will vest on a pro-rata basis relative to the termination date if the director’s service to the Company terminates prior to the one-year anniversary of the grant date). The amounts in the column titled “Stock Awards” reflect the grant date fair values of awards made during fiscal 2011, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”).

The following table shows, as of January 28, 2012, the number of all outstanding stock options and RSUs held by non-employee directors:

Name	Number of Options	Number of RSUs
Steven J. Collins	5,000	4,000
Carl T. Kirkland	20,000	4,000
Miles T. Kirkland	7,500	4,000
R. Wilson Orr, III	20,000	4,000
Ralph T. Parks	—	4,000
Murray M. Spain	20,000	4,000

Shareholder Communications

Pursuant to the policy of the Board of Directors, all communications directed to the Board of Directors will be delivered to the Board of Directors. Shareholders may contract the Board of Directors by writing to them c/o Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, Tennessee, 37214, Attention: W. Michael Madden.

V. SECURITY OWNERSHIP OF KIRKLAND’S

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of April 4, 2012 (except as set forth below), the number of shares of Common Stock beneficially owned by:

•	each beneficial owner of more than five percent of our outstanding Common Stock;

•	each of our directors and nominees for director;

•	each of our executive officers listed in the Summary Compensation Table on page 21 below (collectively, the “NEOs” or “named executive officers”); and

•	all of our directors and executive officers as a group.

	Shares Beneficially Owned
Name	Number	Percent
Robert E. Alderson(1)	755,438	4.0%
W. Michael Madden(2)	217,834	1.2%
Michelle R. Graul(3)	109,726	*
Steven J. Collins(4)	9,646	*
Carl T. Kirkland(5)	1,730,886	9.5%
Miles T. Kirkland(6)	515,500	2.7%
R. Wilson Orr, III(7)	28,038	*
Ralph T. Parks	15,300	*
Murray M. Spain(8)	28,000	*
Robert Walker(9)	812,618	4.3%
Baker Donelson 165 Madison Avenue #2000 Memphis, TN 38103
Westwood Management Corp. (10)	1,575,879	8.4%
200 Crescent Court, Suite 1200 Dallas, TX 75201
Royce & Associates LLC(11)	1,259,537	6.7%
745 Fifth Avenue New York, NY 10151
Blackrock, Inc. (12)	1,342,140	7.1%
40 East 52nd Street New York, NY 10022
Paradigm Capital Management, Inc. (13)	1,675,800	8.9%
Nine Elk Street Albany, NY 12207
All executive officers and directors as a group (9 persons)(14)	3,440,368	18.3%

*	Less than one percent of class

(1)	Includes options to purchase 234,377 shares of Common Stock held by Mr. Alderson.

(2)	Includes options to purchase 145,336 shares of Common Stock held by Mr. Madden.

(3)	Includes options to purchase 65,010 shares of Common Stock held by Ms. Graul.

(4)	Includes options to purchase 5,000 shares of Common Stock held by Mr. Collins.

(5)	Includes options to purchase 20,000 shares of Common Stock held by Mr. Kirkland.

(6)	Includes (i) options to purchase 7,500 shares of Common Stock held by Mr. Kirkland. and (ii) 500,000 shares held by Mr. Kirkland as trustee of a family trust.

(7)	Includes options to purchase 20,000 shares of Common Stock held by Mr. Orr.

(8)	Includes options to purchase 20,000 shares of Common Stock held by Mr. Spain.

(9)	Obtained from Form 13G/A filed December 16, 2011. Robert Walker is the trustee of four irrevocable trusts for the benefit of Carl Kirkland’s family members, and as a result, Mr. Walker may be deemed to beneficially own the shares held by the trusts. Mr. Walker disclaims beneficial ownership of these shares.

(10)	Obtained from Form SC 13G filed on February 14, 2012.

(11)	Obtained from Form SC 13G/A filed on January 13, 2012.

(12)	Obtained from Form SC 13G/A filed on February 13, 2012.

(13)	Obtained from Form SC 13G filed on February 13, 2012

(14)	Includes options to purchase 517,223 shares of Common Stock.

VI. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Overview

The Compensation Committee of the Board of Directors has developed and implemented compensation policies, plans and programs that seek to enhance our profitability, and thus shareholder value, by aligning the financial interests of our senior management with those of our shareholders. Our compensation arrangements are designed to attract and retain corporate officers and other key employees and to motive them to perform to the full extent of their abilities, in the best long-term interests of the shareholders.

During fiscal 2011, the Compensation Committee held 3 meetings and took the following significant actions:

•	discussed, approved and recommended to the Board of Directors the base salary and bonus packages of our named executive officers (“NEOs”);

•	established bonus targets and payout levels for our NEOs for fiscal 2011 and targets for 2012; and

•	approved equity grants totaling 60,000 options and 24,000 RSUs to NEOs.

Total compensation for our named executive officers for fiscal 2011 was down materially relative to fiscal 2010. This was the direct result of two items: first, fiscal 2011 performance goals under our non-equity incentive plan were not achieved; and second, our Compensation Committee decided that equity awards granted in fiscal 2011 would be modest.

Composition of the Compensation Committee

The Compensation Committee of the Board of Directors currently consists of Steven J. Collins (Chairman), Murray M. Spain and R. Wilson Orr, III.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised entirely of the following independent, outside directors: Steven J. Collins (chairman), Murray M. Spain and R. Wilson Orr. Mr. Collins previously served as the Company’s Chief Financial Officer from 1997 to 1998. Except as described in the preceding sentence, no member of our current Compensation Committee is or has been one of our officers or employees or has had any relationship requiring disclosure under the SEC rules. In addition, during fiscal 2011, none of our executive officers served as any of the following:

•

A member of the compensation committee (or other board committee performing similar functions, or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee;

•	A director of another corporation, one of whose executive officers served on the Compensation Committee; or

•

A member of the compensation committee (or other board committee performing similar functions, or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as one of our directors.

Compensation Consultant

In prior years, the Compensation Committee had surveyed retail companies of similar size in order to determine the adequacy and appropriateness of compensation to executives. During fiscal 2006, the Compensation Committee engaged Mercer Human Resource Consulting (“Mercer”), an independent compensation consultant, to evaluate the competitiveness of the Company’s executive compensation program. Based on its evaluation, Mercer then compiled a peer group listing for the Company, which includes:

•	Genesco, Inc.

•	Haverty’s Furniture

•	Hibbett Sporting Goods, Inc.

•	Jos. A. Bank Clothiers, Inc.

•	Casual Male Retail Group, Inc.

•	Ethan Allen Interiors, Inc.

•	Cost Plus, Inc.

As a result of the 2006 engagement and the data supplied by Mercer, we (i) made adjustments to certain senior management base salaries to ensure competitiveness and aid retention efforts, (ii) adjusted the annual cash incentive plan for senior management to be more heavily-weighted to overall company performance, and (iii) implemented an annual process for considering the granting of stock options or other equity incentives to senior management.

Since that time, the Company’s executive compensation programs have followed the same general approach established in 2006. When the Compensation Committee has made adjustments to those programs, it has generally applied its own judgment rather than new compensation studies. The Compensation Committee did, however, re-engage Mercer in fiscal 2008 in connection with compensation adjustments made in that year, and Mercer then served to validate the soundness of the approach selected by the Compensation Committee (which approach was a refinement of the approach established with Mercer’s input in 2006). Since 2008, the Compensation Committee has, in the course of its deliberations, referred from time to time to updated data from the peer group previously identified by Mercer (and has deleted from the list companies that are no longer publicly traded), but it has not sought additional formal input from Mercer or other consultants.

Accordingly, while the Compensation Committee has sought input from compensation consultants in the past and may do so again in the future, the advice of such consultants is not central to the Company’s executive compensation process or philosophy. Rather, the Company’s executive compensation process and philosophy are driven primarily by the experience and judgment of the Compensation Committee’s members.

Consideration of Results of Shareholder Advisory Votes on Executive Compensation

At the Annual Meeting of Shareholders held on April 28, 2011, we conducted our first “Say-On-Pay” shareholder advisory vote, as required by the Dodd-Frank Act. The Compensation Committee appreciates that over 97% of the shares voting approved the executive compensation discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative executive compensation disclosure contained in the 2011 Proxy Statement. With respect to fiscal year 2011 compensation decisions, the results of the “Say-On-Pay” advisory vote did not have an impact on the Compensation Committee’s decision making process. Also at the annual meeting of shareholders on April 28, 2011, our shareholders expressed a preference that advisory votes on executive compensation occur on an annual basis. In accordance with the results of this vote, the Board of Directors determined to implement an annual advisory vote on executive compensation until the next required vote on the frequency of shareholder votes on the compensation of executives, which is scheduled to occur at the 2017 annual meeting.

The Compensation Committee believes that our shareholders will agree that its actions taken during and after fiscal year 2011, as further discussed below, will only strengthen the effectiveness of our executive compensation programs. This year we are again providing shareholders with an opportunity to express their views on this topic in another “Say-On-Pay” shareholder advisory vote. For more information, please see “Proposal No. 3 — Advisory Vote Related to Executive Compensation” on page 4.

Role of Executives in Establishing Compensation

The Compensation Committee approves and recommends to the Board of Directors all compensation and equity awards to our three named executive officers: Robert E. Alderson, our Chief Executive Officer; W. Michael Madden, our Senior Vice President and Chief Financial Officer; and Michelle R. Graul, our Senior Vice President of Stores and Human Resources. The Compensation Committee reviews the performance of the named executive officers through internal committee discussions and discussions with the executives, and determines the appropriate level of compensation on an annual basis.

Our Chief Executive Officer and Chief Financial Officer regularly attend portions of the Compensation Committee meetings and provide assistance in gathering data and information designed to support the decision-making process of the Compensation Committee. However, the Chief Executive Officer and Chief Financial Officer are excused by the Compensation Committee from such meetings when decisions concerning executive compensation are made. Additionally, the Compensation Committee holds separate meetings outside the presence of management, at which executive compensation decisions are made.

Compensation Philosophy

The philosophy of our compensation programs is centered on the attraction and retention of key executives. Once executives have joined the company, our compensation programs must provide the appropriate level of incentives in the form of cash and equity to maintain a high level of competitiveness and thereby retain key managers. We offer our executives a combination of cash bonus incentives, equity-based compensation in the form of stock options and RSUs, and the opportunity to participate in an employee stock purchase plan. We believe these incentive programs align with our overall goal of maximizing our long-term financial results and shareholder value.

Elements of Compensation

Executive pay is structured to consist of the following components:

•	Base Salary;

•	Cash bonuses; and

•	Equity awards.

The Committee believes that a significant portion of total compensation for our executives should be allocated to equity incentives that align pay with shareholder value. In addition, cash bonuses are available to reward executives for achieving company performance goals and individual goals that contribute to increasing the value of the company.

Base Salary

The Compensation Committee strives to ensure that the base salary of company executives and senior management is at or approaching the market median for each position. We benchmark base salaries to those of our peers to ensure that we remain competitive. Based upon the review of peer group data, the base salary levels approved by the Compensation Committee for named executive officers are at or slightly below the average salary levels of the peer group.

Individual salary adjustments also take into account individual performance contributions for the year, as well as sustained performance contributions over a number of years, significant changes in responsibilities, if any, and cost of living adjustments. The assessment of individual performance is subjective and is not intended to correlate to specific corporate performance measures. The Committee’s decisions regarding fiscal 2011 and fiscal 2012 salary increases are reflected below:

Executive Officer	Fiscal 2010 Base Salary Rate	Fiscal 2011 Base Salary Rate	Fiscal 2012 Base Salary Rate
Robert E. Alderson — Chief Executive Officer & President	$500,000	$525,000	$545,000
W. Michael Madden — Senior Vice President & Chief Financial Officer	$325,000	$335,000	$345,000
Michelle R. Graul — Senior Vice President of Store Operations and HR	$275,000	$290,000	$300,000

Bonus and Non-Equity Incentive Plan Compensation

Our cash bonus program has been designed to provide a short-term incentive to our executives based upon pre-determined performance goals for the company and each individual executive. The Compensation Committee determines the amount of the target bonus annually for each executive expressed as a percentage of base salary.

For fiscal 2011, the bonus targets for the named executive officers were 60% of base salary for Ms. Graul, 75% of base salary for Mr. Madden and 100% of base salary for Mr. Alderson. These bonuses for Mr. Alderson, Mr. Madden and Ms. Graul were based entirely on Company performance goals.

Company performance is measured based solely upon the achievement of a specified level of earnings before adjustments for interest and taxes (“EBIT”) as determined through our annual budgeting process. The annual budget is approved by the Board of Directors at the beginning of the fiscal year. The reliance on EBIT is driven by the Compensation Committee’s belief in using a metric that is more closely aligned to bottom line earnings and provides a measure of asset productivity by including depreciation and amortization in the measurement of performance.

The Company performance goal is structured such that 100% payout of the applicable target bonus is attained upon achieving 100% of the Company EBIT goal, with the threshold bonus (50% of target payout) attained upon achievement of 75% of the EBIT goal, maximum bonus (200% of target payout) attained upon achievement of 200% of the EBIT goal and linear interpolation used to determine payouts between these levels of EBIT performance.

Calculation of the performance bonus earned by each executive was based on the Company’s final audited financial statements. The Committee reserves the right to adjust the Company performance target for extraordinary and non-recurring events after it has been established; however, it has not done so during the last five fiscal years.

As discussed above, the non-equity incentive plan compensation of our named executive officers during 2011 was based entirely on the achievement of Company financial performance goals, specifically certain levels of EBIT. The Company’s EBIT target for fiscal 2011 was $41,400,000. This target was approximately equal to the Company’s actual 2010 EBIT. The actual EBIT achieved by the Company in fiscal 2011 was $30,505,000 (i.e. 73.7% of the target EBIT amount) and thus, because Company performance was below 75% of the EBIT target level, NEOs did not receive any payments under the cash bonus program with respect to fiscal 2011.

Discretionary Cash Bonus

The Compensation Committee may also award discretionary bonuses from time to time to recognize significant achievements and service to the Company. As noted above, the Company’s actual 2011 EBIT was below the 75% threshold required for bonuses to be paid under the Company’s non-equity incentive plan. However in recognition of the fact that the Company’s performance was just slightly below the minimum EBIT achievement required for minimum payout under the Company’s non-equity incentive plan, improving sales performance in the second half of fiscal year 2011, and in order to encourage retention of key executive employees and managers, the Compensation Committee awarded the management team a discretionary cash bonus equal in each case to 25% of the named executive officers’ target bonus under the Company’s non-equity incentive plan.

Equity Based Incentives

Equity awards are generally made to named executive officers upon hire. Thereafter, awards are generally made annually, at the discretion of the Compensation Committee, as part of the Compensation Committee’s annual evaluation and compensation process. Equity awards may also be made in special circumstances (for example, to recognize a promotion or achieve a particular retention objective), but these situations are rare. There were no such special circumstances grants in fiscal 2011. Equity awards are evaluated on an annual basis and upon the hiring of selected senior executives. The exercise price of each stock option award is based on the closing price of our common stock on the date of the grant (if not a business day, the immediately preceding business day). For newly hired employees receiving stock options, the grant of such award occurs on the later of the first day of employment or upon Compensation Committee approval, with the exercise price being based upon the closing price of our common stock on such date.

The Compensation Committee, in its discretion, evaluates potential equity awards primarily based on the number of shares to be allocated in relation to the number of shares outstanding, with additional consideration given to the value of the award in relation to total compensation. The Compensation Committee continually evaluates the type of equity award that is appropriate at the given time in response to changing business conditions with a goal of providing the type of equity award most appropriate to provide the right balance between retention and incentive to build long-term shareholder value. Equity awards have vesting requirements and terms that are similar among the recipients of the awards, providing incentives for employees to stay with the Company and work together to achieve common goals. Stock option awards typically provide for three-year or four-year vesting, with one-third or one-fourth vesting on the first anniversary of the grant date, and the remainder vesting over the succeeding eight quarters or 12 quarters. Beginning with option grants to employees in fiscal 2010 the vesting period was increased from three years to four years in order to further encourage retention of executive officers and to slow recognition of the expense associated with such awards for income statement purposes. Restricted stock unit awards generally provide for three-year “cliff” vesting.

On June 1, 2011, in connection with the Compensation Committee’s annual evaluation and compensation process, the Compensation Committee made the following annual equity awards to named executive officers: (a) Mr. Alderson was granted stock options with respect to 25,000 shares and 10,000 RSUs; (b) Mr. Madden was granted stock options with respect to 20,000 shares and 8,000 RSUs; and (c) Ms. Graul was granted stock options with respect to 15,000 shares and 6,000 RSUs. The size of these equity awards was determined by the Compensation Committee after a review of fiscal 2011 performance (and, with respect to Mr. Madden and Ms. Graul, after consultation with Mr. Alderson regarding each executive’s performance in fiscal 2011) and taking into consideration the grantees’ other compensation, the value of our shares on the date of grant and the Compensation Committee’s subjective judgment regarding the size of award necessary to strongly encourage both the retention of the grantees and their continued efforts on our behalf while managing the dilutive impact of the awards.

As noted above, equity awards to named executive officers in fiscal 2011 were modest relative to grants made in fiscal 2008 through 2010. Fiscal 2011 award sizes reflected a deliberate decision by our Compensation Committee regarding the size of awards necessary and appropriate to motivate and retain our management team. Grants in prior years were also sized in the subjective judgment of the Compensation Committee based on their priorities at those times. Thus, while equity awards in the fiscal 2008, 2009 and 2010 were relatively larger, the grant sizes for those years were not intended to define a normative approach for the Company and it can be expected that the size of grants made in future years will continue to vary based on the Compensation Committee’s judgment and priorities at the time of grant. In applying that judgment, the Compensation Committee will consider the factors noted in the paragraphs above and such other considerations as it may then deem relevant.

Perquisites

We do not provide significant perquisites or personal benefits to our executive officers that are not readily available to other employees.

Severance Benefits

The specific terms of our severance arrangements are discussed below under the heading “Employment Arrangements and Post-Employment Compensation and Benefits.”

The Compensation Committee has noted the prevalence of severance arrangements among our peer companies and believes that such arrangements, when properly tailored, are appropriate and necessary. The Compensation Committee also believes that reasonable severance benefits (1) should be established with reference to an executive’s position and current cash compensation opportunities, not with reference to his or her tenure, and (2) should be conditioned upon execution of a release of claims against the employer and its affiliates. Accordingly, the Compensation Committee has approved modest severance benefits for both Mr. Madden and Ms. Graul pursuant to which severance is payable upon a termination without Cause or a resignation for Good Reason, subject in each case to Mr. Madden or Ms. Graul executing a release of claims in favor of the Company. With respect to Mr. Alderson, his specific severance benefits are discussed in detail below under the heading “Employment Arrangements and Post-Employment Compensation and Benefits.”

Compensation Committee Report

We, the members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Steven J. Collins, Chair

Murray M. Spain

R. Wilson Orr, III

Summary Compensation Table

The following table provides information about all compensation earned in fiscal 2011 by the individuals who served as Chief Executive Officer, Chief Financial Officer, and Senior Vice President of Store Operations and Human Resources. The Company did not have any other named executive officers during fiscal 2011.

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (3) ($)	Total ($)
Robert E. Alderson,	2011	522,115	131,250	123,300	188,500	—	42,313	1,007,478
President and Chief	2010	476,923	—	276,370	417,962	403,617	41,676	1,616,548
Executive Officer	2009	394,435	—	—	575,300	600,000	41,625	1,611,360

W. Michael Madden,	2011	333,846	62,813	98,640	150,800	—	16,310	662,409
Senior Vice President and	2010	310,000	—	221,096	334,370	196,763	13,766	1,075,995
Chief Financial Officer	2009	255,654	—	—	400,500	292,500	7,711	956,365

Michelle R. Graul	2011	288,269	43,500	73,980	113,100	—	12,050	530,899
Senior Vice President of	2010	265,769	—	171,540	259,425	133,193	6,872	836,799
Store Operations and HR	2009	232,915	29,114	—	186,900	132,449	3,961	585,339

(1)	Our fiscal year is comprised of the 52 or 53-week period ending on the Saturday closest to January 31 of each year. Accordingly, fiscal 2011 represented 52 weeks ending on January 28, 2012.

(2)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. For additional information about the valuation assumptions with respect to equity awards, refer to note 7 of the financial statements of Kirkland’s, Inc. in its Form 10-K for the year ended January 28, 2012, as filed with the SEC on April 12, 2012.

(3)	Other compensation consists of company benefits and other perquisites. The “All Other Compensation” table further details these items.

All Other Compensation

The following table provides additional detail for those items listed as “All Other Compensation” in the Summary Compensation Table:

Fiscal 2011

Description	Mr. Alderson	Mr. Madden	Ms. Graul
401(k) Employer Matching Contribution(1)	$2,922	$2,922	$2,922
Non-Qualified Deferred Compensation Plan Employer Matching Contribution(2)	$5,328	$5,328	$5,328
Group Life Insurance(3)	$52	$52	$52
Disability Insurance(4)	$1,110	$1,110	$1,110
Automobile allowance(5)	$2,901	$6,898	$2,638
Living Expenses(6)	$30,000	—	—

Total	$42,313	$16,310	$12,050

(1)	For fiscal 2011, the Company made a discretionary matching contribution of 50% of the first 6% of compensation for all eligible employees, including executives, subject to IRS limitations.

(2)	This amount represents the difference between the matching contribution actually made to our 401(k) plan and the matching contribution that would have been made to our 401(k) plan, but for certain limitations applicable to qualified plans under the Internal Revenue Code. This amount was contributed to our Non-Qualified Deferred Compensation Plan.

(3)	We provide a certain amount of life insurance coverage for all employees covered by our health insurance plan. Additional coverage is provided to a certain level of employees, including executives. The amount disclosed represents the amount of premiums paid for this additional level of coverage.

(4)	We provide a certain amount of short-term and long-term disability insurance coverage for all employees. Additional coverage is provided to a certain level of employees, including executives. The amount disclosed represents the amount of premiums paid for this additional level of coverage.

(5)	During fiscal 2011, Mr. Alderson, Mr. Madden and Ms. Graul were provided with the use of a company-leased vehicle. The amounts reflected constitute the incremental cost of personal use, determined by multiplying total cost by percentage use.

(6)	During fiscal 2011, Mr. Alderson was provided with a housing and travel allowance to cover costs associated with commuting to Nashville, TN from his permanent residence in Jackson, TN.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan based awards to each of our named executive officers during our fiscal year ended January 28, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Shares Underlying Options (#)(3)	Exercise Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Options Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert E. Alderson	3/24/2011	262,500	525,000	1,050,000
	6/01/2011					25,000	12.33	$188,500
	6/01/2011				10,000			$123,300

W. Michael Madden	3/24/2011	125,625	251,250	502,500
	6/01/2011					20,000	12.33	$150,800
	6/01/2011				8,000			$98,640

Michelle R. Graul	3/24/2011	87,000	174,000	348,000
	6/01/2011					15,000	12.33	$113,100
	6/01/2011				6.000			$73,980

(1)	The amounts in the column under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential threshold, target and maximum bonuses available to the named executive officers under the Company’s cash bonus program.

(2)	The amounts in the column under “All Other Stock Awards” represent shares of restricted stock awarded under the Company’s 2002 Equity Incentive Plan, each of which vest over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards at 2010 Fiscal Year-End” table below.

(3)	The amounts in the column under “All Other Option Awards” represent shares underlying options awarded, each of which vest over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards at 2011 Fiscal Year-End” table below.

(4)	The amounts in the column under “Grant Date Fair Value of Option Awards” represent the fair value of the awards on the date of grant, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information about the outstanding equity awards as of January 28, 2012 for the executive officers named in our Summary Compensation Table.

	Option Awards(1)					Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option / Unit Grant Date	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Name	Exercisable[1]	Unexercisable
Robert E. Alderson(3)	50,000	—	6.54	5/9/2006	5/9/2016
	50,000	—	2.03	7/25/2008	7/25/2018
	110,000	—	8.90	6/8/2009	6/8/2019
	15,861	20,389	19.06	6/8/2010	6/8/2020	14,500	207,205
	6,250	18,750	12.33	6/1/2011	6/1/2021	10,000	142,900
W. Michael Madden(4)	5,000	—	18.55	8/28/2003	8/28/2013
	25,000	—	10.90	3/2/2005	3/2/2015
	20,834	—	2.03	7/25/2008	7/25/2018
	75,000	—	8.90	6/8/2009	6/8/2019
	12,689	16,311	19.06	6/8/2010	6/8/2020	11,600	165,764
	5,000	15,000	12.33	6/1/2011	6/1/2021	8,000	114,320
Michelle R. Graul(5)	15,000	—	6.54	5/9/2006	5/9/2016
	35,000	—	8.90	6/5/2009	6/8/2019
	9,843	12,657	19.06	6/8/2010	6/8/2020	9,000	128,610
	3,750	11,250	12.33	6/1/2011	6/1/2021	6,000	85,740

(1)	Mr. Alderson’s June 8, 2009 option grant vested according to the following schedule: 50% vesting on the first anniversary of the grant date and an additional 12.5% at the end of each of the following four calendar quarters. With respect to Mr. Alderson’s, Mr. Madden’s, and Ms. Graul’s June 8, 2010 and June 1, 2011 option grants, such grants vest over a term of four years with one fourth of the grant vesting on the first anniversary of the grant date with the remaining vesting over the succeeding 12 quarters. All other options vest according to the following schedule: 33.33% vesting on the first anniversary of the grant date and an additional 8.33% at the end of each of the following eight calendar quarters. All options expire on the tenth anniversary of the grant date.

(2)	Stock awards shown in this table all vest 100% on the third anniversary of the grant date.

(3)	Mr. Alderson was granted 14,500 restricted stock units on June 8, 2010 and 10,000 restricted stock units on June 1, 2011 under our 2002 Equity Incentive Plan.

(4)	Mr. Madden was granted 11,600 restricted stock units on June 8, 2010 and 8,000 restricted stock units on June 1, 2011 under our 2002 Equity Incentive Plan.

(5)	Ms. Graul was granted 9,000 restricted stock units on June 8, 2010 and 6,000 restricted stock units on June 1, 2011 under our 2002 Equity Incentive Plan.

[1]	Exercisable as of June 1, 2012

Option Exercises and Stock Vested during Fiscal 2011

The following table sets forth options exercised by, and stock awards vested to, our named executive officers during our fiscal 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert E. Alderson	137,457	1,138,144	22,222	247,998
W. Michael Madden	—	—	22,222	247,998
Michelle R. Graul	—	—	31,111	347,199

Nonqualified Deferred Compensation for Fiscal 2011

Effective March 1, 2005, the Company adopted The Executive Non-Qualified Excess Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is available for certain employees whose benefits under the Company’s 401(k) retirement plan are limited due to provisions of the Internal Revenue Code.

The following table provides information about defined contribution and other plans that provide for the deferral of compensation on a basis that is not tax-qualified by each of the executive officers named in our summary compensation table:

Name	Plan/Agreement	Executive Contribution in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Robert E. Alderson	Deferred compensation	54,923	5,328	173	—	216,767
W. Michael Madden	Deferred compensation	14,524	5,328	4,194	—	150,705
Michelle R. Graul	Deferred compensation	11,461	5,328	46	—	44,883

(1)	The amounts in this column are also included in the Summary Compensation Table, as part of the amount shown in the Salary column.

(2)	The amounts in this column are also included in the Summary Compensation Table, as part of the amount shown in the All Other Compensation column. These amounts are also separately identified in the All Other Compensation table.

(3)	Other than amounts attributable to market rate earnings, the amounts listed in this column have been reported in the Summary Compensation Table above for fiscal 2011 or in previous years.

Employment Arrangements and Post-Employment Compensation and Benefits

We do not maintain a general severance plan, and except as otherwise discussed in this section, there are no provisions for severance or change of control payments for our executive officers. Our 2002 Equity Incentive Plan does not provide for automatic acceleration of vesting or other benefits in the event of a change of control. The Board of Directors may, in its sole discretion, cause all outstanding options to become fully vested and immediately exercisable in the event of a change of control. Except as otherwise discussed in this section, there are no change of control vesting acceleration provisions included with any of our stock compensation grants and any severance payments to named executive officers would be subject to the approval of the Compensation Committee. The details regarding the potential post-employment benefits to which our executive officers are entitled are set forth below.

Robert E. Alderson, President and Chief Executive Officer

In May of 2006, the Compensation Committee approved a letter agreement with our President and Chief Executive Officer, Mr. Alderson, providing for certain severance benefits upon his separation from service with us. Pursuant to this agreement, upon his separation from the Company for any reason, Mr. Alderson will receive a single sum payment equal to the discounted present value of 24 monthly payments equal to  1/12 of his then-annual base salary. Additionally, the agreement provides for the continuation of group health benefits through COBRA or otherwise through the Company until the age of 72. The value of these benefits was reflected in the “All Other Compensation” column of the Summary Compensation Table in the Proxy Statement for our 2007 Annual Meeting. The payment of such benefits is subject to Mr. Alderson providing the Company with a general release of claims in a form reasonably prescribed by the Company.

Assuming one of the following events occurred on January 28, 2012, Mr. Alderson’s payments and benefits have an estimated value of:

Type of Separation	Guaranteed Severance Benefit(1)	Welfare Benefit Continuation(2)	Company-Provided Life Insurance Proceeds(3)	Total
Death	$981,099	$22,280	$50,000	$1,053,379
Termination without Cause or resignation for Good Reason	$1,031,099	$49,636	—	$1,080,735
Any other form of separation	$1,031,099	$49,636	—	$1,080,735

(1)	In the event of that Mr. Alderson separates from the Company for any reason, Mr. Alderson, or his estate, would be entitled to his severance benefit of a lump sum payment equal to the discounted present value of 24 monthly payments, each representing 1/12 of his base salary. If the separation is the result of Mr. Alderson’s death, this severance benefit will be offset by the value of the Company-provided life insurance policy. The amount included represents the discounted present value of a 24 month payment stream based on his annual salary level as of January 28, 2012, offset by the $50,000 value of the Company-provided life insurance policy for Mr. Alderson in the event of death.

(2)	Represents the value of Company payments of premiums related to health insurance for Mr. Alderson and his spouse. The amount has been computed to equal the present value of such estimated payments that will be made until Mr. Alderson reaches the age of 72.

(3)	Represents life insurance proceeds from Company-provided life insurance policies. Executives enrolled in the Company’s health insurance plan receive $25,000 in additional life insurance coverage over and above the coverage available to other employees enrolled in the plan.

W. Michael Madden, Senior Vice President and Chief Financial Officer

In April 2008, the Compensation Committee approved an arrangement with Mr. Madden which provides for certain post-employment benefits in the event of a termination of his employment by us without cause or resignation for good reason. Under these circumstances, Mr. Madden would be entitled to severance pay equal to his then-current base salary and continuation of health benefits through COBRA for a period of six months. The payment of any such benefits would be subject to Mr. Madden providing the Company with a general release of claims in a form reasonably prescribed by the Company.

Assuming one of the following events occurred on January 28, 2012, Mr. Madden’s payments and benefits have an estimated value of:

Type of Separation	Salary Continuation	Welfare Benefit Continuation(1)	Company-Provided Life Insurance Proceeds(2)	Total
Death	—	—	$50,000	$50,000
Termination without Cause or resignation for Good Reason	$167,500	$3,813	—	$171,313

(1)	Represents the value of Company payments of premiums related to health insurance for Mr. Madden and his family.

(2)	Represents life insurance proceeds from Company-provided life insurance policies. Executives enrolled in the Company’s health insurance plan receive $25,000 in additional life insurance coverage over and above the coverage available to other employees enrolled in the plan.

Michelle R. Graul, Senior Vice President of Store Operations and Human Resources

When Ms. Graul joined the company in 2005, the Company entered into an Employment Agreement with her, which provides for certain post-employment benefits in the event of a termination of her employment by us without cause or resignation for good reason. Under these circumstances, Ms. Graul would be entitled to severance pay equal to her average total cash compensation received with respect to the three immediately preceding years of employment with the company, and continuation of health benefits through COBRA for a period of one year. Ms. Graul became a named executive officer of the company in January 2010.

Assuming one of the following events occurred on January 28, 2012, Ms. Graul’s payments and benefits have an estimated value of:

Type of Separation	Salary Continuation	Welfare Benefit Continuation(1)	Company-Provided Life Insurance Proceeds(2)	Total
Death	—	—	$50,000	$50,000
Termination without Cause or resignation for Good Reason	$290,000	$7,626	—	$297,626

(1)	Represents the value of Company payments of premiums related to health insurance for Ms. Graul and her family.

(2)	Represents life insurance proceeds from Company-provided life insurance policies. Executives enrolled in the Company’s health insurance plan receive $25,000 in additional life insurance coverage over and above the coverage available to other employees enrolled in the plan.

Other Compensation Matters

Stock Ownership Guidelines

We do not have a formal policy in place stipulating levels of share ownership for executives. The Board of Directors and the Compensation Committee encourage employee stock ownership through the granting of equity compensation and through the Company’s Employee Stock Purchase Plan. Additionally, our President and Chief Executive Officer, Mr. Alderson, has a material ownership position in the Company. The Board of Directors and the Compensation Committee will continue to evaluate the lack of a formal policy and guidelines on executive ownership of Company stock.

Compensation Risk Analysis

Our Compensation Committee is keenly aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking. In designing our compensation programs, the Compensation Committee seeks to mitigate such risk by (i) providing a meaningful portion of total compensation in the form of equity incentives that vest over multiple years, and (ii) capping annual cash bonuses for named executive officers at 200%, 150% and 120% of base salary for Mr. Alderson, Mr. Madden and Ms. Graul, respectively. Each of these elements is intended to encourage an appropriately long-term focus. Moreover, while we have not implemented a stock ownership guideline for our management team, we note that Mr. Alderson, our Chief Executive Officer, already maintains a substantial direct stock ownership position; we believe that his ownership position provides a significant incentive for him to ensure that his actions, and the actions of his team, are focused on the creation of sustainable shareholder value and the avoidance of excessive risk.

VII. RELATED PARTY TRANSACTIONS

Our Policies Regarding Related Party Transactions

We have a written statement of policy with respect to related party transactions, which is administered by the Audit Committee of our Board of Directors. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between us (including any of our subsidiaries) and a Related Person, without regard to the amount involved. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of five percent of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest in such entity. Related Party Transactions do not include any transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder with all other shareholders, transactions involving competitive bids, or transactions involving certain bank-related services.

Under the terms of our related party transaction policy, the Audit Committee will only approve a Related Party Transaction if it is determined that the transaction is in, or is not inconsistent with, the best interest of the Company and its shareholders. Any director or officer with an interest in a related party transaction is expected to recuse him or herself from considering the matter and voting upon it. In all cases, a director or officers with an interest in a Related Party Transaction may not attempt to influence Company personnel in making any decision with respect to the transaction.

When reviewing a Related Party Transaction, the Audit Committee will use any process and review any information that it determines to be appropriate. The Audit Committee takes into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to (i) the material terms and conditions of the transaction or transactions; (ii) the Related Party’s relationship to the Company; (iii) the Related Party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction; (iv) the approximate dollar value of the transaction; (v) the availability from other sources of comparable products or services; and (vi)_ an assessment of whether the transaction is on terms that are comparable to the terms available to use from an unrelated their party. All Related Party transactions will be disclosed in accordance with SEC rules.

In the event that we become aware of a Related Party Transaction that was not previously approved or ratified by the Audit Committee, we will evaluate all options available with respect to that transaction, including ratification, revision or termination.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	the Audit Committee approves or ratifies such transaction in accordance with the terms of our related party transaction policy; or

•

the chair of the Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $120,000, provided that for the Related Party Transaction to continue it must be approved by the Audit Committee at its next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and, thus, not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

During fiscal 2011, we identified the following related party activity, which has been previously approved by the Audit Committee:

Real Estate Lease

The Company leases 11,700 square feet of retail real estate located in the Columns development in Jackson, Tennessee from Vann Drive Partners, a joint venture in which each of Carl Kirkland and Miles Kirkland, each a member of our Board of Directors, and Robert Alderson, our President and Chief Executive Officer and member of our Board of Directors, hold minority equity positions. The term of the lease commenced in May 2004 and continues for an initial period of 5 years, with two 5-year renewal options. The Company exercised the first 5-year renewal option. The lease provides for minimum rental payments of $12,000 per month. The lease also provides for the payment of customary additional charges, including taxes and insurance. In fiscal 2011, the Company paid total rent and ancillary charges under the lease of $182,852. This lease has been reviewed and approved by our Board of Directors and Audit Committee. Management considers the terms of this lease to be at arms-length and reasonably equivalent to terms we could have obtained through negotiations with an unaffiliated third party.

Vendor Agreement

In July 2009, the Company entered into a Vendor Agreement with a related party vendor to purchase merchandise inventory. The vendor is considered a related party because one of its principals is the spouse of the Company’s Vice President of Merchandising. During fiscal 2011, the Company’s purchases from this vendor totaled approximately $25.1 million, or 12% of total merchandise purchases. During fiscal 2010, the Company’s purchases from this vendor totaled approximately $20.9 million, or 11% of total merchandise purchases. During fiscal 2009, the Company’s purchases from this vendor totaled approximately $3.5 million, or 2% of total merchandise purchases. Included in cost of sales for fiscal years 2011, 2010, and 2009 were $22.5 million, $18.5 million, and $1.1 million, respectively. Payable amounts outstanding to this vendor were approximately $1.9 million as of January 28, 2012, $1.5 million as of January 29, 2011 and $800,000 as of January 30, 2010. The Company’s payable terms with this vendor are consistent with the terms offered by other vendors in the ordinary course of business.

VIII. OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”), to file initial reports of ownership and reports of change of ownership with the SEC. Reporting Persons are additionally required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of copies of reports furnished to us during fiscal 2011, all Reporting Persons were in compliance except as follows: Michael Madden, Robert Alderson and Michelle Graul each filed three business days late one Form 4 relating to the grant of both restricted stock units and stock options, and Wilson Orr, Ralph Parks, Miles Kirkland, Steven Collins and Murray Spain each filed three business days late one Form 4 relating to the grant of restricted stock units. In addition, Mr. Carl Kirkland filed one Form 5 late relating to the grant of restricted stock units and several gifts.

Independent Registered Public Accounting Firm

The Audit Committee has selected E&Y to be the Company’s independent registered public accounting firm for fiscal 2012. Representatives of E&Y are expected to be present at the annual meeting on May 30, 2012 and will be given an opportunity to make a statement if they desire to do so. In addition, representatives of E&Y will be available to respond to appropriate questions at that time.

AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we incorporate such Report by specific reference.

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•

Discussed with E&Y, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 28, 2012 filed with the SEC.

The Audit Committee

R. Wilson Orr, III, Chairman

Miles T. Kirkland

Ralph T. Parks

Murray M. Spain

Audit and Non-Audit Fees

The aggregate fees billed for services rendered by our current independent registered public accounting firm, E&Y, during fiscal 2011 and during fiscal 2010, were as follows:

	Fiscal 2011	Fiscal 2010
Audit Fees(1):	$653,837	$585,054
Audit-Related Fees(2):	—	—
Tax Fees(3):	264,373	317,530
All Other Fees(4):	—	—

TOTAL	$918,210	$902,584

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of the Company’s internal control over financial reporting, and reviews of the Company’s quarterly financial statements. Audit Fees also include fees billed for professional services rendered for consultation on SEC registration statements and filings and the issuance of consents.

(2)	Audit-Related Fees consist of fees billed for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax Fees consists of fees billed for professional services relating to tax compliance and other tax advice.

(4)	All Other Fees consist of fees billed for all other services.

Pre-Approval Policy

The Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

General

Under the terms of its pre-approval policy, the Audit Committee is required to pre-approve audit and non-audit services to be performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding the pre-approved cost level require specific pre-approval by the Audit Committee.

The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson and may in the future delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Services

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant general pre-approval for other audit services, which are those services that only the independent registered public accounting firm reasonably can provide.

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor.

Tax Services

The Audit Committee believes that the independent registered public accounting firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice without impairing the independence of such independent registered public accounting firm. However, the Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

All Other Services

Any services to be performed by the independent registered public accounting firm not classified in any of the aforementioned categories must be specifically pre-approved by the Audit Committee.

Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.

Shareholder Proposals for the 2013 Annual Meeting

Shareholders may nominate director candidates and make proposals to be considered at the 2013 Annual Meeting. In accordance with our bylaws, any shareholder nominations of one or more candidates for election as directors at the 2013 Annual Meeting or any other proposal for consideration at the 2013 Annual Meeting must be received by us at the address set forth below, together with certain information specified in our bylaws, between March 1, 2013 and April 1, 2013. In addition to being able to present proposals for consideration at the 2013 Annual Meeting, shareholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2013 Annual Meeting. In order to have a shareholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than December 31, 2012, and the shareholder must otherwise comply with applicable SEC requirements and our bylaws. If the shareholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the shareholder need not comply with the notice requirements described in the preceding paragraph.

The form of proxy issued with our 2013 proxy statement will confer discretionary authority to vote for or against any proposal made by a shareholder at our 2013 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority may not be exercised if the shareholder proponent has given to our Secretary notice of such proposal between March 1, 2013 and April 1, 2013 and certain other conditions provided for in the SEC’s rules have been satisfied.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Kirkland’s, and all notices and nominations referred to above must be sent to the Secretary of Kirkland’s, at the following address: Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, TN 37214, Attention: W. Michael Madden, Senior Vice President, Chief Financial Officer and Secretary.

Annual Report

A copy of the Company’s Annual Report to Shareholders for fiscal year 2011 accompanies this proxy statement.

The Company will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the Securities and Exchange Commission for the year ended January 28, 2012. Requests should be directed to Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, Tennessee, 37214, Attention: W. Michael Madden.

Householding of Proxy Materials

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its shareholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information shareholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain shareholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. Any shareholder who object to or wish to begin householding may notify Investor Relations, Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, Tennessee, 37214. We will send an individual copy of the proxy statement to any shareholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our stock and obtaining the proxies of those owners. We regularly retain the services of Corporate Communications, Inc. to assist with our investor relations ad other shareholder communications issues. Corporate Communications, Inc. will assist in the solicitation of proxies and will not receive any additional compensation for these services. Corporate Communications, Inc. may solicit proxies by telephone, facsimile, other forms of electronic transmission and by mail. We will reimburse the firm’s expenses in connection with the solicitation. In addition, proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.

W. Michael Madden
Senior Vice President,
Chief Financial Officer and Secretary

KIRKLAND’S, INC.

Proxy Solicited on Behalf of The Board of Directors of Kirkland’s. Inc.

for the Annual Meeting of Shareholders to be held on May 30, 2012

The undersigned, revoking all previous proxies, hereby appoints Robert E. Alderson and W. Michael Madden and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Shareholders of Kirkland’s, Inc. to be held on May 30, 2012, and at any adjournment or postponement thereof.

1. Election of Directors:

☐ FOR the nominees listed below	☐ WITHHOLD AUTHORITY to vote for the nominees listed below

Nominees: For a three-year term expiring at the 2015 Annual Meeting:	Steven J. Collins R. Wilson Orr, III Miles T. Kirkland

    (Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) on the line below.)

2. Ratification of the selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm for fiscal 2012:

☐	FOR
☐	AGAINST
☐	ABSTAIN

3. To approve, on an advisory basis, compensation for our named executive officers

☐	FOR
☐	AGAINST
☐	ABSTAIN

Please date and sign our Proxy on the reverse side and return it promptly.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES NOMINATED BY THE COMPANY, “FOR” THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR FISCAL 2012, AND “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Signature of Shareholder

Signature of Shareholder

Date:

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR OTHER FIDUCIARY, PLEASE INCLUDE YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 30, 2012.

THE NOTICE AND PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT http://ir.kirklands.com/Annual_Meeting